Exhibit 99.2

Rule 438 Consent of Ronald V. DaVella

The Joint Corp. filed a Registration Statement on Form S-1 with the Securities and Exchange Commission on or around July 11, 2014 (the “Registration Statement”). Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents (i) to being named in the Registration Statement, and any amendments thereto, as a director of The Joint Corp. effective upon the consummation of the transactions described in the Registration Statement, (ii) to the inclusion in the Registration Statement, and any amendments thereto, of such other information regarding the undersigned as is required to be included therein under the Securities Act, and the rules and regulations promulgated thereunder and (iii) to the filing of this Consent as an exhibit to the Registration Statement, and any amendments thereto.

/s/ Ronald V. DaVella

Name: Ronald V. DaVella

Date: August 13, 2014